Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3ASR of TG Therapeutics, Inc. of our report dated March 1, 2021 on our audits of the consolidated financial statements of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2020, and for each of the two years in the period ended December 31, 2020, included in the Annual Report on Form 10-K of TG Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2021.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York
September 2, 2022